RYAN'S FAMILY STEAK HOUSES, INC.
               REPORTS JULY SALES INFORMATION

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Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that same-store sales for the 5-week period  ended
August 2, 2000 ("July") decreased by 0.6%.  Details follow:

                                       July 2000
                                      (Unaudited)

  Total sales                       $70,670,000
  Increase from prior year                +3.6%

  Average unit sales:
  Same-store (open at least 18 mos.)      -0.6%
  All-store (all Ryan's units)            -0.7%

At  August  2,  2000,  the Company owned  and  operated  296
Ryan's.

The Company's next accounting period consists of 4 weeks, ending on August 30, 2000.